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                                                              EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Citicasters Inc. (formerly Great American Communications Company) for the registration of $200,000,000 of 9 3/4% Series B Senior Subordinated Notes due 2004 and to the incorporation by reference therein of our report dated March 4, 1994, with respect to the consolidated financial statements and schedules of Citicasters Inc. included in Amendment No. 3 to its Annual Report (Form
10-K/A) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG

Cincinnati, Ohio
August 5, 1994